                                                                   EXHIBIT 10.14

                         CONSENT AND FIRST AMENDMENT TO
             SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

          This CONSENT AND FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is dated as of August 6, 2004, and is entered into by and among BEACON SALES ACQUISITION, INC. ("Borrower") and the Domestic Subsidiary Guarantors which are signatories hereto (together with Borrower, "Obligors"); GENERAL ELECTRIC CAPITAL CORPORATION, for itself as a Lender, as L/C Issuer and as Agent; and the Lenders which are signatories hereto.

          WHEREAS, Agent, Lenders and Obligors are parties to a certain Second Amended and Restated Loan and Security Agreement dated as of March 12, 2004 (as such agreement has been or may hereafter be from time to time amended, supplemented or otherwise modified, the "Loan Agreement"); and

          WHEREAS, Beacon Roofing Supply, Inc. ("Holdings") has begun the steps necessary to consummate an initial public offering of its common stock, the proceeds of which shall be used to (i) redeem all of the Senior Subordinated Notes, the Best Seller Notes and the Investor Seller Notes, (ii) redeem warrants covering 2,839,937 shares of Holdings' common stock (after giving effect to a 4,550 to 1 stock split anticipated to occur prior to such initial public offering) and (iii) repay a portion of the outstanding Revolving Loans;

          WHEREAS, Borrower has requested that the Lenders consent to the proposed initial public offering of Holdings' common stock and use of proceeds thereof as described herein;

          WHEREAS, the parties also desire to amend the Loan Agreement as hereinafter set forth;

          NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. DEFINITIONS. Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

          2. CONSENTS. Subject to the terms and conditions set forth below, Agent and Lenders hereby consent to:

          (a) the closing of an initial public offering of Holdings' common stock for cash proceeds (net of underwriting discounts and commissions and other costs associated therewith) ("Net Issuance Proceeds") to Holdings of not less than $75,000,000 (the "IPO"); and

          (b) the application of the Net Issuance Proceeds of the IPO in the following manner:

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                    (i)    to redeem all outstanding Senior Subordinated Notes,
     Best Seller Notes and Investor Notes at par, plus accrued and unpaid interest thereon;

                    (ii) to redeem warrants covering 2,839,937 shares of Holdings' common stock (after giving effect to a 4,550 to 1 stock split anticipated to occur before the IPO) at a price per share equal to 93% of the per share price to the public in the IPO; and

                    (iii) to repay a portion of the outstanding Revolving Loans in an amount equal to the greater of (1) $500,000 and (2) the balance of the Net Issuance Proceeds of the IPO remaining after payment of the amounts referred to in clauses (i) and (ii) above.

          3.   AMENDMENTS TO LOAN AGREEMENT.

     3.1  The definition of "Scheduled Installment" set forth in SUBSECTION
2.1 (A)(1) of the Loan Agreement is hereby amended to read as follows:

          "Scheduled Installment" of the Term Loan A means, for each date set forth below, the amount set forth opposite such date.

          DATE                      SCHEDULED INSTALLMENT
          ----                      ---------------------
          December 31, 2004         $             147,500
          March 31, 2005            $             147,500
          June 30, 2005             $             147,500
          September 30, 2005        $             147,500
          December 31, 2005         $             147,500
          March 31, 2006            $             147,500
          June 30, 2006             $             147,500
          September 30, 2006        $             147,500
          December 31, 2006         $             147,500
          March 31, 2007            $             147,500
          June 30, 2007             $             147,500
          September 30, 2007        $             147,500
          December 31, 2007         $             147,500
          March 31, 2008            $             147,500
          June 30, 2008             $             147,500
          September 30, 2008        $             147,500
          December 31, 2008         $             147,500
          March 31, 2009            $             147,500
          June 30, 2009             $             147,500
          September 30, 2009        $          11,947,500

     3.2 The definition of "Scheduled Installment" set forth in SUBSECTION 2.1(A)(2) of the Loan Agreement is hereby amended to read as follows:

                                        2
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          "Scheduled Installment" of Term Loan B means, for each date set forth below, the amount set forth opposite such date.

          DATE                      SCHEDULED INSTALLMENT
          ----                      ---------------------
          December 31, 2004         $             687,500
          March 31, 2005            $             687,500
          June 30, 2005             $             687,500
          September 30, 2005        $             687,500
          December 31, 2005         $             687,500
          March 31, 2006            $             687,500
          June 30, 2006             $             687,500
          September 30, 2006        $             687,500
          December 31, 2006         $             687,500
          March 31, 2007            $             687,500
          June 30, 2007             $             687,500
          September 30, 2007        $             687,500
          December 31, 2007         $             687,500
          March 31, 2008            $             687,500
          June 30, 2008             $             687,500
          September 30, 2008        $             687,500
          December 31, 2008         $             687,500
          March 31, 2009            $             687,500
          June 30, 2009             $             687,500
          September 30, 2009        $             687,500

     3.3 The second sentence of SUBSECTION 2.1(B) of the Loan Agreement is hereby amended to read as follows:

          The aggregate amount of the Revolving Loan Commitment shall not at any time exceed $118,500,000, as such amount may be increased in accordance with SUBSECTION 2.16.

     3.4 The first sentence of SUBSECTION 2.6 of the Loan Agreement is hereby amended to read as follows:

          This Agreement shall be effective until the earliest of (a) September 30, 2009, (b) the acceleration of all Obligations pursuant to SUBSECTION 8.3 and (c) the date of termination of Canadian Lenders' obligations to make the Canadian Facility Revolving Loans or permit existing Canadian Facility Revolving Loans to remain outstanding (other than in connection with a sale of Beacon Canada (or all or substantially all of its assets) approved by Lenders in accordance with the terms of this Agreement) (the "Termination Date").

     3.5 SECTION 2 of the Loan Agreement is hereby amended by inserting the following as SUBSECTION 2.16 thereof:

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

          2.16  INCREASE IN REVOLVING LOAN COMMITMENT.

          (a) At any time or from time to time prior to the fourth anniversary of the First Amendment Date, on not more than three occasions, Borrower may propose to increase the Revolving Loan Commitment (i) in minimum increments of $10,000,000 and (ii) by up to $40,000,000 in the aggregate, in accordance with and pursuant to this subsection 2.16.

          (b) Any such proposal (an "Increased Commitment Proposal") shall be delivered by Borrower to Agent and shall set forth (i) the amount of increase of the Revolving Loan Commitment (as to any Increased Commitment Proposal, the "Additional Revolving Loan Commitment", and as to any Revolving Loan to be advanced thereunder, the "Additional Revolving Loan") and (ii) the proposed interest rate and closing fee that would apply to the Additional Revolving Loan.

          (c) The Increased Commitment Proposal shall be offered to existing Lenders and/or Eligible Assignees, on such basis as shall be determined by Agent in its sole discretion; provided that no Lender shall be obligated to accept any portion of the Additional Revolving Loan Commitment.

          (d) To the extent that the interest rate on the Additional Revolving Loan (exclusive of any closing fee associated therewith) is greater than the interest rate applicable to the then existing Revolving Loan, the interest rate on the then existing Revolving Loan shall be increased upon the effectiveness of the increase in the Revolving Loan Commitment such that the interest rate for the then existing Revolving Loan shall equal the interest rate applicable to the Additional Revolving Loan.

          (e) No increase in Revolving Loan Commitment shall become effective under this subsection 2.16 unless, at the time of any such increase (i) no Default or Event of Default has occurred and is continuing, and no Default or Event of Default would arise from such increase or the making of the Additional Revolving Loan; and (ii) Obligors and those Lenders accepting such Increased Commitment Proposal and the Eligible Assignees accepting such Increased Commitment Proposal shall have entered into an agreement (an "Increased Commitment Agreement") in form and substance reasonably satisfactory to Agent pursuant to which, among other things, (1) those Lenders and Eligible Assignees party thereto shall have accepted the Increased Commitment Proposal, (2) the Eligible Assignees shall have agreed to be bound by this Agreement and shall have made the representations and warranties required of an assignee of Loans and Commitments under subsection 9.5, (3) the terms of the Increased Commitment Proposal and the terms required by this Section 2.16 shall have been incorporated into this Agreement (which incorporation shall constitute an amendment of this Agreement and shall not (so long as such Increased Commitment Agreement is limited to implementing the Increased Commitment Proposal and provisions reasonably related thereto as reasonably determined by Agent) require the consent of the Requisite Lenders or Lenders), (4) Obligors

                                        4
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     shall have consented to the terms of the Increased Commitment
     Agreement and (5) Borrower shall have issued to each Lender a new Revolving Note in an amount equal to the Revolving Loan Commitment of such Lender (after giving effect to the increase of such Lender's Revolving Loan Commitment).

          (f) From and after the effective date of any increase in the Revolving Loan Commitments under this SECTION 2.16, (i) except as provided in clause (ii) below, to the extent necessary to cause the Equalization Time to occur (x) all Revolving Loans shall be made under the Additional Revolving Loan Commitment and (y) all repayments of Revolving Loans shall be applied to the Revolving Loans held by Lenders whose percentage share of the Revolving Loans exceeds their respective Pro Rata Shares of the Revolving Loan Commitment (after giving effect to such increase in the Revolving Loan Commitment), in each case, until the time, if any (the "EQUALIZATION TIME") that the percentage share of the Revolving Loans held by each Lender equals its Pro Rata Share of the Revolving Loan Commitment, (ii) the percentage interest of each Lender in each participation in each undrawn Letter of Credit (whether then outstanding or thereafter issued) shall equal its percentage interest in the Revolving Loan Commitment (after giving effect to such increase in the Revolving Loan Commitment), (iii) in the event that the Revolving Loan Commitment terminates prior to the Equalization Time, each Lender whose percentage interest in the Revolving Loans shall be less than its percentage interest in the Revolving Loan Commitment shall immediately purchase from the Lenders whose percentage shares of the Revolving Loans are greater than their respective Pro Rata Shares of the Revolving Loan Commitment, Revolving Loans until the percentage share of Revolving Loans held by each Lender equals the Pro Rata Share of such Lender of the Revolving Loan Commitment (after giving effect to such increase in the Revolving Loan Commitment) (in any case, in such amounts as shall be determined by Agent and Agent may allocate repayments of Revolving Loans in a manner required to achieve such equality in the event of the failure of any Lender to effect any such purchase), and (iv) from and after the Equalization Time, each Revolving Advance shall be made in accordance with the Revolving Loan Commitment after giving effect to such increase in the Revolving Loan Commitment, and from and after the earlier of the Equalization Time and the termination of the Revolving Loan Commitment, each repayment of a Revolving Loan shall be applied in accordance with the Revolving Loan Commitment after giving effect to such increase in the Revolving Loan Commitment.

          All advances made pursuant to the Additional Revolving Loan Commitment shall constitute Revolving Advances, shall constitute Obligations, shall be secured by the Collateral and shall be repaid (except as otherwise provided in PARAGRAPH (f) above) as required for Revolving Loans.

     3.6 SUBSECTION 4.25 of the Loan Agreement is hereby amended to read as follows:

          4.25 COLLECTION OF ACCOUNTS AND PAYMENTS. As promptly as practicable and in any event within 60 days following the First Amendment Date, Obligors

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

     shall establish lockboxes and blocked accounts (collectively, "Blocked Accounts") in Obligors' names with such banks ("Collecting Banks") as are acceptable to Agent (subject to irrevocable instructions acceptable to Agent as hereinafter set forth) to which all account debtors shall directly remit all payments on Accounts of Obligors and in which Obligors will immediately deposit all payments made for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. The Collecting Banks shall acknowledge and agree, in a manner satisfactory to Agent, that the Collecting Banks have no right to setoff against the Blocked Accounts at any time. The Collecting Banks shall further acknowledge and agree, in a manner satisfactory to Agent, that during the Activation Period: (i) all payments made to the Blocked Accounts are the sole and exclusive property of Agent and Canadian Facility Agent, for their benefit and for the benefit of Lenders and Canadian Facility Lenders, and (ii) all such payments received will be promptly transferred to Agent's Account. Obligors hereby agree that (i) Agent and Canadian Facility Agent, for their benefit and for the benefit of Lenders and Canadian Facility Lenders, have been granted a Lien on such Blocked Accounts and all funds on deposit therein as additional collateral security for the Obligations and the indebtedness and obligations under the Canadian Facility Credit Agreement and, upon execution of blocked account agreements with such Collecting Banks, "control" will have been established with respect to such Blocked Accounts as defined in Section 9-104 of the UCC and (ii) during the Activation Period, all payments made to such Blocked Accounts or otherwise received by Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Agent and Canadian Facility Agent, for their benefit and for the benefit of Lenders and Canadian Facility Lenders. Obligors shall irrevocably instruct each Collecting Bank to promptly transfer, during the Activation Period, all payments or deposits to the Blocked Accounts into Agent's Account. If any Obligor, or any if its Affiliates, employees, agents or other Person acting for or in concert with any Obligor, shall during the Activation Period receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral, such Obligor or such Person shall hold such instrument or funds in trust for Agent, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Agent at its address set forth in SUBSECTION 10.3 below. Notwithstanding any provision to the contrary herein or in any other Loan Document, prior to the Activation Period: (i) the Obligors shall have sole dominion and control over the funds in the Blocked Accounts and the Collecting Banks shall transfer or apply funds on deposit therein in accordance with the instructions of the Obligors, (ii) the Obligors shall have no obligation to apply the funds in the Blocked Accounts to reduce any Obligations, and the Lenders and Canadian Facility Lenders shall not have any right to cause such funds to be so applied, and (iii) neither the Agent nor the Canadian Facility Agent shall have any right to endorse or collect any payments made to the Blocked Accounts, or to withdraw any funds from the Blocked Accounts, or to direct how the funds in the Blocked Accounts are applied. An Activation Notice shall not be given unless and until either (i) an Event of Default occurs or (ii) Excess Availability is less than $10,000,000 and, in the case of this clause (ii), Requisite Lenders have directed that such Activation Notice be given or have consented thereto.

     3.7 SUBSECTION 7.1 of the Loan Agreement is hereby amended to read as follows:

          SUBSECTION 7.1 Indebtedness and Liabilities. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except:

          (A)   the Obligations;

          (B) intercompany Indebtedness (i) outstanding on the Closing Date and (ii) made following the Closing Date to fund working capital requirements of such Subsidiaries in the ordinary course of business and to fund Permitted Acquisitions; PROVIDED, HOWEVER, that the aggregate outstanding principal amount of intercompany loans from Borrower to Beacon Canada Holdings and Beacon Canada shall not exceed an amount equal to the outstanding balance of such intercompany loan as of the Closing Date (after giving effect to the Related Transactions on the Closing Date) plus $3,000,000 at any time; PROVIDED, FURTHER, that upon the request of Agent at any time, such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be delivered to Agent and shall be pledged to (i) Agent, for the benefit of Agent and Lenders, as security for the Obligations and (ii) Canadian Facility Agent, for the benefit of Canadian Facility Agent and Canadian Lenders, as security for the obligations under the Canadian Facility Loan Documents;

          (C)   [Intentionally Omitted];

          (D)   [Intentionally Omitted];

          (E)   [Intentionally Omitted];

          (F)   [Intentionally Omitted];

          (G)   [Intentionally Omitted];

          (H)   [Intentionally Omitted];

          (I)   [Intentionally Omitted];

          (J) Indebtedness of Beacon Canada pursuant to the Canadian Facility Loan Documents;

          (K) Indebtedness not to exceed $12,000,000 in the aggregate at any time outstanding secured by purchase money Liens on fixed assets or incurred with respect to Capital Leases;

          (L) unsecured, subordinated Indebtedness evidenced by the Stockholder Notes;

          (M) unsecured Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding which is subordinated to the Obligations in a manner satisfactory to Agent and Requisite Lenders;

          (N)   Indebtedness existing on the Closing Date and identified on
     SCHEDULE 7.1;

          (O) unsecured Indebtedness of Holdings incurred in connection with any Permitted Acquisition; provided, however, that any such Indebtedness shall (i) have a maturity date no earlier than ninety
     (90) days after the date set forth in CLAUSE (a) of the definition of "Termination Date", (ii) shall be fully subordinated to the Obligations in a manner satisfactory to Agent and (iii) be otherwise issued pursuant to terms and conditions reasonably satisfactory to Agent; and

          Obligors will not, and will not permit the other Loan Parties to, incur any Liabilities except for Indebtedness permitted herein and trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which any Obligors or any of the other Loan Parties is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that such Obligor or such other Loan Party has established adequate reserves therefor under GAAP.

     3.8 SUBSECTION 7.5 of the Loan Agreement is hereby amended to read as follows:

          7.5 RESTRICTED JUNIOR PAYMENTS. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:

          (A) Borrower may make payments and distributions to Holdings that are used by Holdings to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that Borrower's aggregate contribution to taxes as a result of the filing of a consolidated or combined return by Holdings shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had Borrower and its Subsidiaries not filed a consolidated or combined return with Holdings;

          (B) Subsidiaries of Borrower may make Restricted Junior Payments to Borrower;

          (C)   [Intentionally Omitted];

          (D)   [Intentionally Omitted];

          (E)   [Intentionally Omitted];

          (F) Borrower may make distributions to Holdings to permit Holdings to redeem (and Holdings may redeem) shares of its capital stock (or warrants or options to acquire any such shares) from employees of Borrower and its Subsidiaries upon the death or other termination of employment of such employees, or to permit Holdings to pay interest or principal in respect of any Stockholder Notes issued by Holdings to any such employee or their executors or administrators in payment of all or any portion of such redemption price, provided all of the following conditions are satisfied:

                (1) no Default or Event of Default shall have occurred and be continuing or would arise as a result of such distribution or payment;

                (2) after giving effect to such distribution and payment, Obligors shall be in compliance on a pro forma basis with all financial covenants set forth in the Financial Covenants Rider (excluding PARAGRAPH A thereof) recomputed for the twelve-month period ending on the last day of the most recent fiscal quarter for which Agent has received the monthly financial statements required to be delivered pursuant to paragraph (A) of the Reporting Rider;

                (3) the aggregate amount of such distributions permitted in any fiscal year of the Borrower shall not exceed $500,000; and

                (4) after giving effect to such distribution and payment and the making of any Revolving Loan to fund such distribution, Excess Availability is at least $7,500,000;

          (G)   [Intentionally Omitted];

          (H)   [Intentionally Omitted];

          (I)   [Intentionally Omitted];

          (J)   [Intentionally Omitted]; and

          (K) The Loan Parties may pay to CHS the management fees set forth on Schedule 7.8 to the extent accrued prior to the closing of the IPO and permitted under SUBSECTION 7.8.

     3.9 SUBSECTION 7.6 of the Loan Agreement is hereby amended to read as follows:

          7.6   Restriction on Fundamental Changes.

          (A) Enter into any transaction of merger or consolidation; (B) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (C) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (D) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other beneficial ownership of, any Person.

          Notwithstanding the foregoing, Borrower may acquire all or substantially all of the assets or equity securities of any Person (the "Target") (in each case, a "Permitted Acquisition") subject to the satisfaction of each of the following conditions:

                (1) Agent shall receive at least 10 Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

                (2) such Permitted Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of a similar type engaged in by Obligors as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Obligors prior to such Permitted Acquisition;

                (3) such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

                (4) no additional Indebtedness, Contingent Obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Obligor and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder, (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and (C) Indebtedness permitted under Section 7.1(o);

                (5)   [Intentionally Omitted];

                (6)   [Intentionally Omitted];

                (7) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

                (8) at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and equity securities of the Target, and Holdings and Obligor and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

                (9) at the time of such Permitted Acquisition (before and after given effect to such Permitted Acquisition and all Loans funded in connection therewith), Excess Availability shall exceed $10,000,000;

                (10) Within five (5) Business Days following delivery of the notice referred to in clause (1) above, Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

                      (a) a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the "Acquisition Pro Forma"), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that average daily Excess Availability for the 30-day period preceding the consummation of such Permitted Acquisition would have exceeded $10,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such Excess Availability of $10,000,000 shall continue for at least 30 days after the consummation of such Permitted Acquisition and on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower would have been in compliance with the financial covenants set forth in the Financial Covenants Rider recomputed for the twelve month period ending on the last day of the most recent fiscal quarter for which Agent has received the monthly financial statements required to be delivered pursuant to PARAGRAPH A of the Reporting Rider (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

                      (b)   updated versions of the most recently
          delivered Projections covering the 1 year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the "Acquisition Projections") and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

                      (c)   a certificate of the chief financial
          officer of Borrower on behalf of Borrower to the effect that: (w) the Parties will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition;
          (y) the Acquisition Projections are reasonable estimates of the future financial performance of Holdings and its Subsidiaries subsequent to the date thereof based upon the historical performance of Holdings and its Subsidiaries and the Target and show that Holdings and its Subsidiaries shall continue to be in compliance with the financial covenants set forth in the Financial Covenants Rider for the 1 year period thereafter; and (z) Holdings and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

                (11) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, environmental assessments satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent, including any landlord waivers requested by Agent; and

                (12) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

          Notwithstanding the foregoing, the Accounts and Inventory of Target shall not be included in Eligible Accounts and Eligible Inventory unless Agent shall have received the reports, listings and agings set forth in CLAUSE (G) of the Reporting Rider with respect to Target.

     3.10 CLAUSE (d) of SUBSECTION 7.8 of the Loan Agreement is hereby amended to read as follows:

          (d)   for payment of reasonable fees to independent directors.

     3.11 SUBSECTION 7.11 of the Loan Agreement is hereby amended to read as follows:

          7.11  SUBSIDIARIES. Other than the Subsidiaries set forth on
     SCHEDULE 7.11, establish, create or acquire any new Subsidiaries other than in connection with a Permitted Acquisition.

     3.12 The first sentence of SUBSECTION 7.13 of the Credit Agreement is hereby amended to read as follows:

          Issue any press releases or other public disclosure (including any prospectus, proxy statement or other materials filed with any governmental authority relating to a public offering of the capital stock or other equity securities of any Loan Party) using the name of GE Capital or its affiliates or specifically referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital except that, to the extent (and only to the extent) such disclosure is required under applicable law or under the applicable rules of any national securities exchange, national securities association, national market system or other-self-regulatory organization, the Loan Parties may make such disclosure without the consent of GE Capital and, except in the case of any material disclosure, without giving prior notice to GE Capital, provided that the Loan Parties must in all events use reasonable efforts to consult with GE Capital before making such disclosure.

     3.13 SUBSECTION 8.1(F) of the Loan Agreement is hereby amended to read as follows:

          (F) CHANGE IN CONTROL. (1) Any person or group of persons (within the meaning of the Securities Exchange Act of 1934) other than the underwriters in a public offering or CHS shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the issued and outstanding shares of capital stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; or (2) Holdings ceases to beneficially and of record own and control all of the issued and outstanding capital stock or other equity securities of Borrower free and clear of all Liens other than Liens in favor of Agent and Canadian Facility Agent; or (3) Borrower ceases to beneficially own and control, directly or indirectly, free and clear of all Liens other than Liens in favor of Agent and Canadian Facility Agent, 100% of the issued and outstanding shares of each class of capital stock or other equity securities entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of the boards of directors of any Loan Party other than Borrower and Holdings; or

     3.14 SUBSECTION 9.4(A) of the Loan Agreement is hereby amended by inserting the following sentence at the end of such subsection:

          Notwithstanding the foregoing, the amendments contemplated by SUBSECTION 2.16 and the effects thereof shall not require the consent of any Lender, except as provided in SUBSECTION 2.16.

     3.15 SECTION 11 of the Loan Agreement is hereby amended by inserting the following new definitions in their proper alphabetical order:

          "ACTIVATION NOTICE" means written notice from Agent or Canadian Facility Agent that gives notice that Agent or Canadian Facility Agent is exercising control of a Blocked Account and that instructs the Collecting Bank to transfer funds in such Blocked Account to Agent or Canadian Facility Agent.

          "ACTIVATION PERIOD" means, with respect to a Blocked Account at a Collecting Bank, the period which commences as soon as possible but in any event within a reasonable period of time (not to exceed two Business Days) after such Collecting Bank's receipt of an Activation Notice with respect to such Blocked Account.

          "FIRST AMENDMENT" means the Consent and First Amendment to Loan and Security Agreement dated as of the First Amendment Date by and among Obligors, Agent and Lenders.

          "FIRST AMENDMENT DATE" means August 6, 2004.

          "PRO FORMA EBITDA" means, with respect to any Target, EBITDA of such Target for the trailing twelve-month period preceding the date of the Permitted Acquisition of such Target, as determined based upon the Target's financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition, taking into account verifiable cost add backs approved by Agent.

          "TOTAL INDEBTEDNESS" means the aggregate outstanding principal balance of all Indebtedness of Holdings and its Subsidiaries on a consolidated basis.

     3.16 The definitions of "EBITDA" and "Equity Documents" set forth in SUBSECTION 11.1 of the Loan Agreement are hereby amended to read as follows:

          "EBITDA" means, for any period, without duplication, the total of the following for Holdings and its Subsidiaries on a consolidated basis, each calculated for such period: (1) net income determined in accordance with GAAP; PLUS, to the extent included in the calculation of net income, (2) the sum of (a) income, capital and franchise taxes paid or accrued; (b) interest expenses, net of interest income, paid or accrued; (c) amortization and depreciation, (d) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business) and (e) out-of-pocket expenses incurred in connection with the consummation of the IPO (as such term is defined in the First Amendment), including without limitation the amendment fee required to be paid pursuant to Section 4.6 of the First
     Amendment; LESS, to the extent included in the calculation of net income, (3) the sum of (a) the income of any Person (other than Borrower and wholly-owned Subsidiaries of Borrower) in which Holdings or a wholly-owned Subsidiary of Holdings has an ownership interest except to the extent such income is received by Borrower or a wholly-owned Subsidiary of Borrower in a cash distribution during such period; (b) gains or losses from sales or other dispositions of assets (other than Inventory in the normal course of business); and (c) extraordinary or non-recurring gains, but not net of extraordinary or nonrecurring "cash" losses.

          "Equity Documents" means (i) the Chief Executive Securities Agreement dated as of August 21, 1997 by and among Holdings, CHS and Andrew Logie and (ii) the Executive Securities Agreements among Holdings, CHS and certain managers of the Loan Parties.

     3.17 EXHIBIT D (COMPLIANCE CERTIFICATE) to the Loan Agreement is hereby replaced with EXHIBIT D attached hereto.

     3.18 PARAGRAPH (B) of the Reporting Rider to the Loan Agreement is hereby amended to read as follows:

          (B) SEC FILINGS AND PRESS RELEASES. Promptly upon their becoming available, Borrower will deliver to Agent copies of (1) all financial statements, reports, notices and proxy statements sent or made available by Holdings to its stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings with any securities exchange or with the Securities and Exchange Commission or any private regulatory authority, and (3) all press releases and other statements made available by Holdings to the public concerning developments in the business of any Loan Party.

     3.19 PARAGRAPH H of the Reporting Rider is hereby amended to read as follows:

          (H)   [Intentionally Omitted.]

     3.20 The Financial Covenants Rider to the Loan Agreement is hereby replaced with the Financial Covenant to Rider attached hereto.

          4. CONDITIONS. The effectiveness of this Agreement is subject to the following conditions precedent (unless specifically waived in writing by Agent and Lenders):

     4.1 Obligors, Agent and Lenders shall have executed and delivered this Agreement.

     4.2 Holdings shall have completed the IPO and the Net Issuance Proceeds thereof shall have been applied in accordance with SECTION 2 of this Agreement and, in each case, Agent shall have been provided with satisfactory evidence thereof.

     4.3 Agent shall have received a written opinion of Schiff Hardin LLP, counsel for Obligors, in form and substance reasonably satisfactory to Agent and its counsel.

     4.4 Borrower shall have delivered such other documents as Agent may have reasonably requested.

     4.5 All proceedings taken in connection with the transactions contemplated by this Agreement and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and Lenders and their respective legal counsel;

     4.6 Borrower shall have paid to Agent, for the ratable benefit of Lenders, an amendment fee in the amount of $237,750;

     4.7  No Default or Event of Default shall have occurred and be continuing;
and

     4.8 Wachovia Bank, National Association shall have assigned all of its Loans and Commitments to one or more other Lenders.

     4.9 Beacon Canada, Canadian Facility Agent and Canadian Facility Lenders shall have entered into an amendment to the Canadian Facility Credit Agreement in form and substance satisfactory to Agent, together with a reaffirmation by Beacon Canada of its obligations under the Loan Documents to which it is a party.

          This Agreement shall be terminated and of no further force or effect
(i) if the IPO shall not have closed on or prior to October 15, 2004 or (ii) at the election of Requisite Lenders, if an Event of Default shall have occurred and be continuing prior to the closing of the IPO.

          5. REPRESENTATIONS AND WARRANTIES. To induce Agent and Lenders to enter into this Agreement, Obligors represent and warrant to Agent and Lenders:

          (a) that the Loan Parties have all requisite organizational power and authority to enter into, and carry out the transactions contemplated by, this Agreement and all other agreement and documents executed in connection therewith to which such Loan Parties are parties.

          (b) that the execution, delivery and performance of this Agreement and all other agreements and documents executed in connection therewith have been duly authorized by all requisite action on the part of the Loan Parties which are parties there to and that this Agreement has been duly executed and delivered by Borrower;

          (c)   that each of the representations and warranties set forth in
SECTION 4 of the Loan Agreement (other than those which, by their terms, specifically are made as of certain date prior to the date hereof) are true and correct in all material respects as of the date hereof; and

          (d) that, after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

          6. SEVERABILITY. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

          7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

          8. RATIFICATION. Except as expressly set forth herein, the terms and provisions set forth in this Agreement shall not be deemed to be a modification or waiver of any term or condition of the Loan Agreement. The terms and provisions of the Loan Agreement, as amended hereby, and the other Loan Documents are ratified and confirmed and shall continue in full force and effect and all Collateral encumbered by any of the Loan Documents will continue to secure, to the fullest extent possible, the payment and performance of all Obligations under or in respect of the Loan Agreement or any of the other Loan Documents.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

                                     BEACON SALES ACQUISITION, INC.

                                     By: /s/ Krista M Hatcher
                                        ------------------------
                                     Title:  Vice President
                                           ---------------------


                                     QUALITY ROOFING SUPPLY
                                     COMPANY, INC.

                                     By: /s/ Krista M Hatcher
                                        ------------------------
                                     Title:  Vice President
                                           ---------------------


                                     BEACON CANADA, INC.

                                     By: /s/ Krista M Hatcher
                                        ------------------------
                                     Title:  Vice President
                                           ---------------------


                                     BEST DISTRIBUTING CO.

                                     By: /s/ Krista M Hatcher
                                        ------------------------
                                     Title:  Vice President
                                           ---------------------


                                     THE ROOF CENTER, INC.

                                     By: /s/ Krista M Hatcher
                                        ------------------------
                                     Title:  Vice President
                                           ---------------------


                                     WEST END LUMBER COMPANY, INC.

                                     By: /s/ Krista M Hatcher
                                        ------------------------
                                     Title:  Vice President
                                           ---------------------

                                     GENERAL ELECTRIC CAPITAL
                                     CORPORATION, as Agent, an L/C Issuer and a Lender

                                     By:  /s/ Mark Hudson
                                        ------------------------
                                     Its Authorized
                                     Signatory:  Mark Hudson
                                               -----------------

                                     WASHINGTON MUTUAL BANK, as a Lender

                                     By:  /s/ Deborah Saffie
                                        ------------------------
                                     Title:  Vice President
                                           ---------------------

                                     FLEET CAPITAL CORPORATION,
                                     as Syndication Agent, and as a Lender

                                     By: /s/ Jason Reilly
                                        ------------------------
                                     Title:  Vice President
                                           ---------------------

                                     THE CIT GROUP/BUSINESS CREDIT, INC.,
                                     as a Lender

                                     By: /s/ Grant Weiss
                                        ------------------------
                                     Title: Vice President
                                           ---------------------

                                     LASALLE BANK NATIONAL
                                     ASSOCIATION, a national banking
                                     association, as a Lender

                                     By: /s/ Andrew J. Heinz
                                        ------------------------
                                     Title: Vice President
                                           ---------------------

                      CONSENT AND REAFFIRMATION (HOLDINGS)

          The undersigned hereby (i) acknowledges receipt of a copy of the foregoing Consent and First Amendment to Loan and Security Agreement; (ii) consents to Obligors' execution and delivery thereof; and (iii) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the obligations of Borrower to Agent and Lenders pursuant to the terms of that certain Guaranty dated as of March 12, 2004 (the "Holdings Guaranty") and reaffirms that the Holdings Guaranty is and shall continue to remain in full force and effect and that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible, the payment and performance of all obligations under or in respect of the Holdings Guaranty and such other Loan Documents. Although the undersigned has been informed of the matters set forth herein and has acknowledged and consented to same, the undersigned understands that Agent and Lenders have no obligation to inform it of such matters in the future or to seek its acknowledgment or consent to future agreements or waivers, and nothing herein shall create such a duty.

          IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation on and as of the date of such Agreement.

                                     BEACON ROOFING SUPPLY, INC.


                                     By: /s/ Krista M. Hatcher
                                        ---------------------------
                                     Name: Krista M. Hatcher
                                          -------------------------
                                     Title: Vice President
                                           ------------------------

                            FINANCIAL COVENANTS RIDER

          This Financial Covenants Rider is attached and made a part of that certain Second Amended and Restated Loan and Security Agreement, dated as of March 12, 2004 and entered into among Beacon Sales Acquisition, Inc., the Domestic Subsidiary Guarantors, Agent and Lenders.

          A. EXCESS AVAILABILITY. Borrower shall at all times maintain Excess Availability of at least $5,000,000.

          B. CAPITAL EXPENDITURE LIMITS. The aggregate amount of all Capital Expenditures, Capital Leases with respect to fixed assets of Borrower and its Subsidiaries (which shall be considered to be expended in full on the date such Capital Lease is entered into) and other contracts with respect to fixed assets initially capitalized on Borrower's or any Subsidiary's balance sheet prepared in accordance with GAAP (which shall be considered to be expended in full on the date such contract is entered into) (excluding, in each case, expenditures for trade-ins and replacement of assets to the extent funded with casualty insurance proceeds and excluding the purchase price allocated to fixed assets acquired in connection with a Permitted Acquisition) will not exceed $8,500,000 in any Fiscal Year. Fifty percent (50%) of the amount set forth above not made in any Fiscal Year may be carried over for one year only to the next Fiscal Year; PROVIDED, HOWEVER, any carried-over amount will be deemed used only after all otherwise permitted amounts for that Fiscal Year have been used.

          C. FIXED CHARGE COVERAGE. Borrower shall not permit Fixed Charge Coverage for any twelve (12) month period ending as of any date set forth below to be less than the ratio set forth below for such date:

               DATE                                     RATIO
               ----                                     -----
               September 30, 2004 and the last
               day of each fiscal quarter thereafter    1.35

          D. SENIOR INDEBTEDNESS TO EBITDA. Borrower shall not permit the ratio of Senior Indebtedness calculated as of any date set forth below to EBITDA for the twelve (12) month period ending on such date to be greater than the ratio set forth below for such date:

               DATE                                     RATIO
               ----                                     -----
               September 30, 2004 and the last
               day of each fiscal quarter thereafter    3.00

The aggregate balance of the Revolving Loan included in Senior Indebtedness as of any date of determination shall be equal to the average balance of the Revolving Loan for such date and the last day of the two immediately preceding months.

With respect to each Target acquired by Borrower during any such twelve month period, EBITDA shall be adjusted by an amount equal to the Pro Forma EBITDA of such Target for the portion of such twelve month period which precedes the acquisition of such Target.

          E. TOTAL INDEBTEDNESS TO EBITDA. Borrower shall not permit the ratio of Total Indebtedness calculated as of any date set forth below to EBITDA for the twelve (12) month period ending on such date to be greater than the ratio set forth below for such date:

               DATE                                     RATIO
               ----                                     ------
               September 30, 2004 and the last
               day of each fiscal quarter thereafter    4.25

The aggregate balance of the Revolving Loan included in Total Indebtedness as of any date of determination shall be equal to the average balance of the Revolving Loan for such date and the last day of the two immediately preceding months.

With respect to each Target acquired by Borrower during any such twelve month period, EBITDA shall be adjusted by an amount equal to the Pro Forma EBITDA of such Target for the portion of such twelve month period which precedes the acquisition of such Target.

          F. LEASE LIMITS. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to become or remain liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any operating lease, synthetic lease or similar off-balance sheet financing, if the aggregate amount of all rents (or substantially equivalent payments) paid by Borrower and its Subsidiaries under all such leases would exceed $11,000,000 in any fiscal year of Borrower.

                    CONSENT AND REAFFIRMATION (BEACON CANADA)

          Beacon Canada hereby (i) acknowledges receipt of a copy of the foregoing Consent and First Amendment to Loan and Security Agreement (the "CONSENT AND AMENDMENT"); (ii) consents to the terms and conditions of the Consent and Amendment and the execution and delivery of the Consent and Amendment by Borrower and each other Loan Party; and (iii) confirms and ratifies the terms of the Amended and Restated Guarantee dated as of June 8, 2001 given by Beacon Canada in favour of Agent, as acknowledged, confirmed and amended pursuant to the Acknowledgement and Confirmation dated March 12, 2004 between Beacon Canada, Beacon Canada, Inc. and Agent (as further amended, restated, supplemented or otherwise modified from time to time, the "BEACON CANADA GUARANTEE") and acknowledges and agrees that the Beacon Canada Guarantee (A) is not released or discharged by the execution and delivery of the Consent and Amendment and (B) shall remain in full force and effect without abrogation, impairment or limitation following the execution and delivery of the Consent and Amendment. Beacon Canada further acknowledges and confirms that each Loan Document to which it is a party, including, without limitation:

     (a) the Amended and Restated Security Agreement dated as of June 8, 2001, between Beacon Canada and Agent;

     (b) the Debenture dated as of August 30, 2000, issued by Beacon Canada to Agent;

     (c) the Pledge of Debenture dated August 30, 2000, granted by Beacon Canada in favour of Agent; and

     (d) the Deed of Hypothec dated August 30, 2000, granted by Beacon Canada in favour of Agent, as agent and fonde de pouvoir for the Debentureholders (as defined herein)

(in each case as acknowledged, confirmed and amended by the Acknowledgement and Confirmation dated March 12, 2004 between Beacon Canada, Beacon Canada, Inc. and Agent and as further amended, restated, supplemented or otherwise modified from time to time) shall continue to guarantee or secure, as the case may be, to the fullest extent possible, the payment and performance of all obligations under or in respect of the Beacon Canada Guarantee and such other Loan Documents and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible, the payment and performance of all obligations under or in respect of the Beacon Canada Guarantee.

     Although the undersigned has been informed of the matters set forth herein and has acknowledged and consent to same, the undersigned understands that Agent and Lenders have no obligation to inform it of such matters in the future or it seek its acknowledgment or consent to future agreements or waivers, and nothing herein shall create such a duty.

          IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation (Beacon Canada) as of this 6th day of August, 2004.

                                     BEACON ROOFING SUPPLY CANADA
                                     COMPANY

                                     By:  /s/ Peter M. Gotsch
                                        -----------------------------
                                         Name:  Peter M. Gotsch
                                         Title: Vice President